Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-111744, 333-14591, and 333-56048 on Form S-8 of our report dated August 26, 2013, relating to the consolidated financial statements and financial statement schedule of Kimball International, Inc., and the effectiveness of Kimball International, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kimball International, Inc. for the year ended June 30, 2013.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
August 26, 2013